SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2006

DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	1-4018	53-0257888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

280 Park Avenue, New York, NY		10017
(Address of Principal Executive Offices)		(Zip Code)
(212) 922-1640
(Registrant’s telephone number, including area code)
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
At meetings held on May 4, 2006, the Compensation Committee of the Board of Directors and the Board of Directors approved amendments to the Company’s 2005 Equity and Cash Incentive Plan and awards remaining outstanding under the predecessor plan, the 1995 Incentive Stock Option Plan and 1995 Cash Performance Program (collectively the “Plans”). These amendments relate to the period of time after departure from employment with a Dover company during which outstanding options and stock-settled stock appreciation rights (“SSARs”) may vest and be exercised. Previously, such periods were a matter of Compensation Committee discretion. The Plans, as amended, contain provisions dealing with the following three situations. The first two are subject to non-compete provisions and, in any case, no option or SSAR is exercisable beyond its original term.
     1. The participant has at least ten (10) years of service with the Company and its subsidiaries and the sum of the participant’s years of service and age is at least 65 (“Rule of 65”). Unless waived or reduced, six months’ notice is required before departure. Under the Rule of 65, outstanding options and SSARs will automatically continue to vest and be exercisable for 24 months from the date of termination;
     2. The participant has at least fifteen (15) years of service with the Company and its subsidiaries and the sum of the participant’s years of service and age is at least 70 (“Rule of 70”). Unless waived or reduced, six months’ notice is required before departure. Under the Rule of 70, outstanding options and SSARs will automatically continue to vest and be exercisable for 36 months from the date of termination; and
     3. Sale of the Dover company at which the participant is employed and the participant remains employed at the company through the closing of the transaction; in this case, outstanding options and SSARs will automatically continue to vest and be exercisable for 12 months from the date of the sale. If, however, the criteria for the Rule of 65 or the Rule of 70 are also satisfied, the participant will be entitled to the vesting and exercise periods applicable under the Rule of 65 or the Rule of 70.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2006	DOVER CORPORATION (Registrant)
	By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt, Vice President,
General Counsel & Secretary